Exhibit 10.06

The Scott Group

18 Washington Street
Canton, MA 02021
Phone: 617-448-1300
Fax: 781-297-3522

Memo

To: Bill Driscoll, CEO, Lifeline Nutriceuticals Inc.

From: Steven Scott, CEO, The Scott Group

Date: November 16, 2004

Re: Money Raise

Per our discussion 11/15/2004:

The needs of your company are $300,000 to $500,000 immediately and $2.5 to $5.0 million short term to cover the introduction of your products into the marketplace. My company is willing to raise the funds required, on a non exclusive, best efforts basis, for a fee of 10% of actual funding and 100% warrant coverage on the same terms as the investor(s). We lay claim to none of the investors brought in by you. Upon receipt of an acceptable term sheet we shall enter into a formal agreement that complies with all applicable securities law.

After funding, my group has an interest in pursuing a longer term relationship, to be discussed at the appropriate time.

We understand your pressing needs and felt that we can be of assistance. If the foregoing reflects your understanding of our discussion, please sign below and return via fax.

Steven Scott	/s/ Bill Driscoll Bill Driscoll
CEO, The Scott Group	CEO, Lifeline Nutriceuticals